Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

AMPIO PHARMACEUTICALS, INC.

Ampio Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.The name of the corporation is Ampio Pharmaceuticals, Inc. (the “Corporation”).

2.The Board of Directors of the Corporation duly adopted a resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation, as amended (the “Amendment”) and declaring the Amendment to be advisable. The stockholders of the Corporation duly approved the Amendment at the Annual Meeting of Stockholders of the Corporation held on July 27, 2023 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.In order to effect the Amendment, Section 1 of Article IV of the Certificate of Incorporation of the Corporation, as amended, shall be amended and restated in its entirety as follows:

“Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 310,000,000; of which 10,000,000 shares of the par value of $0.0001 shall be designated Preferred Stock and 300,000,000 shares of the par value of $0.0001 shall be designated Common Stock.

Upon filing and effectiveness of this Certificate of Amendment with the Secretary of State of Delaware (the “Effective Time”), every twenty (20) issued and outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock (the “Reverse Stock Split”). The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Certificate of Incorporation, as amended. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), all fractional shares resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.”

4.This Certificate of Amendment shall become effective as of September 11, 2023 at 4:01 p.m. Eastern Time.

5.The Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

***

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on August 30, 2023.

AMPIO PHARMACEUTICALS, INC.

By: /s/ Michael A. Martino

Name: Michael A. Martino

Title: Chief Executive Officer